EXHIBIT 23.1

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 7, 2005 accompanying the consolidated financial statements and schedule and management’s assessment of effectiveness of internal control over financial reporting of SFBC International, Inc. appearing in the Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this Registration Statement and is also included in this Registration Statement. We consent to the incorporation by reference and the inclusion in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.” We have also issued our report dated February 21, 2005 accompanying the consolidated financial statements of PharmaNet, Inc. as of December 22, 2004 and for the period from January 1, 2004 to December 22, 2004 included in the Company’s Form 8-K filed with the Securities and Exchange Commission on March 8, 2005, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ Grant Thornton LLP

Miami, Florida
March 7, 2005